SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by mutual agreement by and between BindView Corporation (“BindView” or “Company”) and RONALD E. ROSENTHAL (“Executive”) in connection with the Executive’s Resignation for Good Reason. This Agreement amends (i) the Executive Employment Agreement, (ii) the Change of Control Agreement, and (iii) any stock or stock option agreement(s), if any (“Stock Agreement(s)”), in each case between the Executive and the Company. The agreements referenced in the immediately-preceding sentence are referred to collectively herein as the “Prior Agreements.” In the case of any inconsistencies or conflict between any of the Prior Agreements and this Agreement, the terms of this Agreement shall govern. Each such Prior Agreement otherwise remains in effect in accordance with its terms. Defined terms used herein have the meanings set forth in the Prior Agreements unless otherwise indicated herein.

1. Leave of absence: The Executive will be on a leave of absence from Friday, April 15, 2005 through Friday, October 15, 2005, inclusive. The latter date will be his last date of employment with the Company. During such leave of absence, the Executive will no longer serve as an officer of the Company and will not hold himself out as having authority to take any action on behalf of the Company.

2. Transition assistance: During such leave of absence, the Executive will make himself reasonably available by telephone from time to time during the Company’s normal working hours, if and as requested by the Company’s chief operating officer, to assist with transition matters.

3. Salary and bonus: The Executive will continue on salary and current benefits as set forth in the Executive Employment Agreement during the leave of absence. The Executive will receive a bonus under the Company’s 2005 corporate bonus plan only if the Company achieves its interim financial targets under such plan for the six-month period ending June 30, 2005. This bonus (if any) will be computed by multiplying (i) the full year bonus amount that would have been earned by the Executive if the Company achieved its financial targets for the full year to the same degree that the Company achieved its interim financial targets for the six-month period ending June 30, 2005, (both as set forth in the 2005 corporate bonus plan) by (ii) 105/365, which corresponds to the number of days of the year the Executive was eligible to participate in the Company’s corporate bonus plan for 2005. The maximum bonus that may be earned by the Executive under this provision is $50,342.47, i.e., 105/365 of the Executive’s Bonus Potential at Target of $175,000.00. The calculated bonus amount, if any, will be paid to the Executive on or before July 31, 2005. The foregoing will be the Executive’s sole remaining eligibility for bonuses.

4. Severance: The Severance Payment, as defined in the Executive Employment Agreement, shall be reduced by one-half to reflect the salary to be earned by the Executive during his leave of absence. The (reduced) Severance Payment will be paid in equal, twice-monthly installments beginning October 31, 2005 and ending April 15, 2006.

5. Insurance benefits: The Executive will continue on Company-sponsored insurance as provided in the Executive Employment Agreement through April 15, 2006.

6. Insider-trading policy: Effective Friday, April 15, 2005, the Executive will no longer be subject to the restrictions of the Company’s insider-trading policy (but will of course continue to be subject to the applicable laws and regulations prohibiting trading on the basis of material nonpublic information).

7. Stock option vesting: The Executive’s unvested and unexpired stock options will continue vesting through May 16, 2005, but will not vest any further after that date except to the extent that paragraph 8 below applies. The Executive’s last day for exercising vested but unexercised stock options will be Friday, January 13, 2006; all such options will expire at the market close on that date.

8. Change of control: If the Company undergoes a Change of Control whose Change of Control Date is on or before October 15, 2005, then the Executive’s unvested stock options under the Stock Agreements shall be accelerated to be 100% vested as of the Change of Control Date, and the Executive shall be entitled to exercise any outstanding options for the same period of time as though he had Resigned for Good Reason on the day after such Change of Control Date. If the Change of Control Date is after October 15, 2005, then no acceleration of vesting shall occur and the Executive shall be entitled to exercise his then-vested and unexercised stock options only as provided in paragraph 7 hereof.

9. Release: (a) The Company’s obligations under this Agreement are conditioned on and subject to the Executive’s signing and delivering to the Company the form of Release attached as Exhibit A to the Executive Employment Agreement contemporaneously herewith. (b) If the Executive exercises the Revocation Right set forth in the form of Release, then this Agreement shall be null and void, and the provisions of the Prior Agreements shall govern, as though this Agreement had never been executed.

10. Mitigation not required: Paragraph 6 of the Executive Employment Agreement shall also apply to the leave of absence period as set forth in paragraph 1 hereof.

11. Noncompetition covenant: Except for tolling as set forth in paragraph 10.4 of the Executive Employment Agreement, the Executive’s noncompetition covenant shall expire on April 15, 2006.

12. Other: Sections 12 (arbitration) and 13 (general provisions) of the Executive Employment Agreement are incorporated into this Agreement by reference as though fully set forth.

EXECUTED the dates written below, to be effective April 15, 2005.

AGREED: BINDVIEW CORPORATION, by:	AGREED:

Edward L. Pierce, Executive Vice President and Chief Financial Officer	Ronald E. Rosenthal

Date signed	Date signed